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Exhibit 11

ALLIN COMMUNICATIONS CORPORATION

CALCULATION OF NET LOSS PER COMMON SHARE

       (Dollars in thousands, except per share data)

                                                              Three Months     Three Months     Nine Months      Nine Months
                                                                 Ended            Ended            Ended            Ended
                                                             September 30,    September 30,    September 30,    September 30,
                                                                 1997             1998             1997             1998
                                                             -------------    -------------    -------------    -------------
Net loss                                                     $      (1,992)   $      (2,218)   $      (7,736)   $      (4,695)

Accretion and dividends on preferred stock                              50               82              169              194
                                                             -------------    -------------    -------------    -------------

Net loss attributable to common shareholders                 $      (2,042)    $     (2,300)    $     (7,905)  $       (4,889)
                                                             =============    =============    =============    =============

Net loss per common share - basic and diluted                $       (0.40)    $      (0.41)    $      (1.53)  $        (0.92)
                                                             =============    =============    =============    =============

Weighted average common shares outstanding
     during the period                                           5,184,067        5,615,168        5,184,067        5,326,567

Effect of restricted common stock                                  (26,668)         (24,868)         (26,668)         (24,868)
                                                             -------------    -------------    -------------    -------------

Shares used in calculating net loss per common
     share                                                       5,157,399        5,590,300        5,157,399        5,301,699
                                                             =============    =============    =============    =============